Exhibit 1

RSI SYSTEMS, INC.	NEWS RELEASE

5593 West 78th Street
Minneapolis, Minnesota 55439
(952) 896-3020
www.rsisystems.com

CONTACT: John Harris, 952-826-3421	FOR IMMEDIATE RELEASE

RSI SYSTEMS, INC. ANNOUNCES NAME CHANGE TO
VISEON, INC.

SHAREHOLDERS APPROVE PRIVATE PLACEMENT AGREEMENT

MINNEAPOLIS, MN — (BUSINESS WIRE) — May 24, 2001 – RSI Systems, Inc. (OTCBB: RSIS), a global video conferencing equipment manufacturer and distributor, announced today that its shareholders approved its name change to Viseon, Inc., domicile change to Nevada and the stock purchase agreements signed on February 23, 2001. The change will be effective May 29, 2001 and the new trading symbol will be (OTCBB:VSNI).

“Viseon signals the new change in direction and our commitment to become a worldwide leader in manufacturing, distributing and servicing visual conferencing systems,” commented John Harris, president and CEO of RSI Systems, Inc., “Our recent announcement with Sony Electronics, the acquisition of the Automated Line Routing Switch and our lowest ISDN network rates in the industry from Genesys combine to offer corporations the most cost effective video conferencing solution in the U.S.”

ABOUT RSI SYSTEMS, INC.

RSI Systems designs, manufactures and distributes a family of high performance, affordable video conferencing equipment. The Company’s lightweight and portable MediaPro 384® video conferencing products offer life-like quality video and enhanced audio along with full interoperability between all popular brand H.320 standards-based video conferencing systems.

MediaPro systems have a list price of less than $2000. The company also offers the full line of Sony E-Conference products and 384k ISDN network at prices as low as $29 per hour.

RSI has recently launched its own line of peripherals with the acquisition of the Automatic Line Routing Switch (ALRS) technology. The ALRS allows a video conferencing user to move a video conferencing system from room to room without requiring duplicate network or manual re-routing of network connections. The ALRS acts as an electronic patch panel which will automatically re-route ISDN (BRI/PRI), IP and POTS network connections to the new pre-wired location of a video conferencing system.

RSI has been one of the leading manufacturers of video conferencing technology for Phillips, VTEL and Gentner as well as, marketed the MediaPro under the RSI label. RSI currently holds the U.S. patents for video conferencing technology #5,802,281 and #6,073,192.

FORWARD LOOKING INFORMATION

Information in this news release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of RSI to secure and satisfy customers, the availability and cost of materials from RSI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in RSI’s SEC filings.

For more information on RSI Systems, Inc. visit www.rsisystems.com or www.viseonvideo.com.